SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D. C. - 20549

                      _________________________

                            FORM 8 - K

                          CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) of THE SECURITIES EXCHANGE ACT OF 1934


DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  October 20, 1995


                    	GILBERT ASSOCIATES, INC.
          (Exact name of registrant as specified in its charter)

      Delaware      		      0-12588		          	23-2280922
(State of Incorporation)	(Commission File No.)	(IRS Employer I.D. No.)

     P.O. Box 1498, Reading, Pennsylvania    		     19603
(Mailing address of principal executive offices)	(Zip Code)


                          (610) 775-5900
       (Registrant's telephone number, including area code)
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FOR IMMEDIATE RELEASE
October 20, 1995


GILBERT ASSOCIATES, INC. TO APPEAL
ALASKA TRIAL COURT JUDGMENT


Reading, PA. . . Gilbert Associates, Inc. (Nasdaq/NMS:GILBA) today reported that it will appeal a recent Alaska trial court judgment against the Company in a pending civil contract dispute. The judgment, in the amount of $12 million, follows a jury trial in a lawsuit brought by Alaska-based Geolar, Inc. against Gilbert and Gilbert/Commonwealth Inc. of Michigan (at the time in question, a subsidiary of Gilbert/Commonwealth, Inc.), arising out of a dispute concerning construction management work performed by Gilbert/Commonwealth Inc. of Michigan in 1987 for Alaska-based Homer Electric Association.

As previously reported, in June 1995 Gilbert Associates sold its Gilbert/Commonwealth subsidiary to The Parsons Corporation. Pursuant to the Stock Purchase Agreement, Parsons agreed to indemnify, defend and hold harmless Gilbert Associates against any litigation, claim or judgment brought or continued against Gilbert Associates, arising out of the actions or operations of its former Gilbert/Commonwealth subsidiary.

Although there can be no assurance as to the outcome of these proceedings, Gilbert Associates, Inc. believes that the jury finding regarding its liability in the case is contrary to established law and that it has substantial justification for appeal. Gilbert further believes that its insurance policies should provide coverage for liability arising from this lawsuit. Both Gilbert Associates and Gilbert/Commonwealth Inc. of Michigan will appeal the Court's judgment on independent grounds.

Gilbert Associates, Inc. is a holding company whose subsidiaries operate in the high-growth markets of telecommunications and technical services. Gilbert also owns a real estate management and development subsidiary. As previously announced, the Company is awaiting final closing of its recent acquisition of XEL Corporation, a leading designer, manufacturer and marketer of voice and transmission equipment used by operators of telecommunications networks.

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GILBERT ASSOCIATES, INC.
  (Registrant)

	 /s/Paul H. Snyder
		Paul H. Snyder
		Vice President and
		Chief Financial Officer

Date:  October 25, 1995